CORCAP, INC.


      90 State House Square, 10th Floor
      Hartford, Connecticut  06103-3720
      (203) 247-7611


      April 28, 1995





Dear Corcap Stockholders:

The following pages contain the formal notice of the 1995 Annual Meeting and the Proxy Statement. Please be sure to complete,date, sign and return the enclosed proxy card promptly to ensure that your shares will be voted.

Also enclosed is Corcap's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1994.

You are invited to attend Corcap's Annual Meeting to be held on Wednesday, May 24, 1995 at 10:00 a.m. at Corcap's Corporate Office located at 90 State House Square, 10th Floor, in Hartford, Connecticut.

      Sincerely,



      Norman Silberdick
      Chairman

CORCAP, INC.
_______________________________________________________________________________
__________________
NOTICE OF ANNUAL MEETING                     To Be Held May 24, 1995






To:  The Owners of Common Stock

The 1995 Annual Meeting of Stockholders of Corcap, Inc. will be held at Corcap's Corporate Office, 90 State House Square, 10th Floor, Hartford, Connecticut, on Wednesday, May 24, 1995 at 10:00 a.m. (E.D.T.) for the following purposes:

   1.To elect four Directors to serve until the 1996 Annual Meeting of Stockholders;

   2. To ratify the appointment by the Board of Directors of the firm of Coopers & Lybrand as independent auditors of the Company for the fiscal year ending December 31, 1995; and

   3.To transact any other business which may properly come before the meeting or any adjournment or adjournments thereof.

   Stockholders of record at the close of business on Wednesday, April 5, 1995 will be entitled to notice of and to vote at the 1995 Annual Meeting.

   The Board of Directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope. All stockholders are cordially invited to attend the Annual Meeting, and your right to vote in person will not be affected if you mail your proxy.

   By Order of the Board of Directors



   Diane W. Burns
   Secretary



Hartford, Connecticut
April 28, 1995









                                 IMPORTANT
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

CORCAP, INC.                                      PROXY STATEMENT










                                      GENERAL

This Proxy Statement of Corcap, Inc., a Nevada corporation ("Corcap" or the "Company"), is being mailed or otherwise furnished to its stockholders on or about April 28, 1995 in connection with the solicitation by the Board of Directors of proxies to be voted at its 1995 Annual Meeting of Stockholders to be held on Wednesday, May 24, 1995 at 10:00 a.m. (E.D.T.) at Corcap's Corporate Office on the tenth floor of 90 State House Square,
Hartford, Connecticut 06103-3720.

Enclosed with this Proxy Statement and Notice of Annual Meeting is a proxy card on which the Board of Directors requests that you vote FOR Proposal No. 1 to elect the four nominees proposed by management for election to the Board of Directors and FOR Proposal No. 2 to ratify the appointment of Coopers & Lybrand as independent auditors of the Company for the fiscal year ending December 31, 1995. We would appreciate your returning your completed proxy card as soon as possible for use at the Annual Meeting or at any adjournments thereof.
Properly executed proxies received by Corcap's Secretary before the meeting will be voted as directed unless revoked. A proxy may be revoked at any time before it is exercised by notifying Corcap's Corporate Secretary in writing, delivering a proxy with a later date or by attending the meeting and voting in person. Unless you indicate on your proxy otherwise, shares properly represented by proxies that are completed, signed, dated and returned to the Company will be voted "FOR" the nominees for the Board of Directors named on the proxy and "FOR" the appointment of Coopers & Lybrand as independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters in their discretion.

All costs of solicitation of proxies will be borne by the Company. The only costs anticipated are those ordinarily incurred in connection with the preparation and mailing of proxy material. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional compensation, may solicit proxies by telephone and personal interviews.

Only holders of record of Corcap's Common Stock, par value $ .01 per share, at the close of business on April 5, 1995 are entitled to notice of and to vote at the meeting. On that date, there were 2,925,726 shares of Common Stock outstanding, the holders of which are entitled to one vote per share.


                  ELECTION OF DIRECTORS (Proposal No. 1)

Pursuant to the Bylaws of the Company, the Board of Directors has fixed the number of directorships at four, and the Board recommends that stockholders elect the four nominees identified below to serve as Directors of the Company until the next Annual Meeting and until their successors are elected and qualified. All of the four nominees are presently serving as Directors of the Company, each of whom were elected by stockholders at the 1994 Annual Meeting of Stockholders. John C. Sanford and Antoine I. Dominic each resigned as a director in December 1994 for personal reasons. Their seats on the Board will not be filled because the Board reduced the number of directorships from six to four.

If at the time of the Annual Meeting any of the four nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees, if any, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a Director if elected. The affirmative vote of a plurality of the votes cast at the meeting is required to elect Directors. Abstentions, and share not voted on a particular matter on proxies returned to the Company, will have no effect on the vote.

The following sets forth certain information concerning each nominee for Director.


Millard H. Pryor, Jr. 62. Mr. Pryor is a Managing Director of Pryor & Clark Company, an investment holding company. He presently serves as a member of the Pension Committee of the Corcap Board. From June 1988 until his resignation in June 1993, Mr. Pryor held the position of Chairman of the Board of Corcap. He also held the position of Chief Executive Officer of Corcap from June 1988 until his resignation in June 1992. He has served as a Director of Corcap since June 1988. From October 1985 until his resignation in June 1993, he served as Vice-Chairman of the Board of Directors of CompuDyne Corporation ("CompuDyne"), and from June 1991 until his resignation in June 1992, Treasurer of CompuDyne. He has served as a Director of CompuDyne since October 1985. Until October 1991, Mr. Pryor was the Chairman and, until July 1988, the Chief Executive Officer of Lydall, Inc. (manufacturing) for more than five years. He is a director of The Hartford Funds (financial services), The Wiremold Corporation (manufacturing), Pacific Scientific Company (manufacturing), Infodata Systems, Inc. (computer software) and Chairman and director of GEO International Corporation (manufacturing).

David W. Clark, Jr. 57. Mr. Clark is a Managing Director of Pryor & Clark Company, an investment holding company. Until his resignation in June 1992, he served as President, Chief Operating Officer and Treasurer of Corcap. He has served as a Director of Corcap since June 1988. From October 1985 until his resignation in June 1993, he served as Chairman of the Board of CompuDyne.
From May 1989 until his resignation in June 1992, he was the President and Chief Executive Officer of CompuDyne. He has served as a Director of the CompuDyne since 1985. Prior to becoming President of Corcap, Mr. Clark had been employed by Lydall, Inc. for more than five years most recently as President. He also serves as a Director of Acme United Corporation (manufacturing), Checkpoint Systems, Inc. (manufacturing) and Northeast Savings (banking).

John E. Sundman 68. Mr. Sundman is a member of the Audit Committee. He has served as a Director of Corcap since June 1988. Prior to his retirement, which became effective as of May 1, 1991, Mr. Sundman served as a Vice President of Corcap, a position which he assumed as of November 30, 1989. Prior to that time, Mr. Sundman served as Vice President-Finance, Treasurer and Chief Financial Officer of Corcap from June 1988 until November 30, 1989. Mr. Sundman served as Vice President-Finance, Treasurer and Chief Financial Officer of Lydall, Inc. from 1978 to 1988 and also served as a Lydall director from 1979 to November 1989. He also served as a Senior Vice President of CompuDyne from June 1988 to November 1989. He is a Director of Allis-Chalmers Corporation (manufacturing).

Norman Silberdick 53. Mr. Silberdick was elected Chairman of the Board of Directors of Corcap on June 3, 1993 and has served as President, Chief Executive Officer and Treasurer of the Corcap and CompuDyne since June 26, 1992, having acted as a consultant to each company since April 1989. He has served as a director since 1992. Mr. Silberdick presently serves as Chairman of the Executive Committee (since June 1993) and Pension Committee of the Corcap Board. Mr. Silberdick also serves as an independent financial consultant to several companies.
DIRECTORS AND EXECUTIVE OFFICERS

Directors. The Board of Directors held one regular meeting during 1994. The Board also acted by unanimous written consent of its members on two occasions. All Directors attended all of the meetings of the Board and of any committee on which they served.

Directors who are not employees of the Company, or otherwise compensated by the Company, were paid $500 for each meeting of the Board of Directors, plus reimbursement of reasonable expenses for attending the meeting.

The Company's Board of Directors has three committees: the Audit Committee, the Pension Committee and the Executive Committee. The Company does not have a Nominating Committee. The Audit Committee considers and reviews all matters connected with external audit reports, the auditors' management report and similar matters. The Pension Committee makes recommendations concerning the pension and profit sharing plans of the Company during intervals between Directors' meetings. The Executive Committee acts on behalf of the Board of Directors in the interval between its meetings on all matters other than those specifically assigned by the Board of Directors to its other committees.
During 1994, the Audit Committee, the Pension Committee and the Executive Committee held no meetings.

Executive Officers. The following table sets forth the name and age of the chief executive officer of Corcap in 1994. Mr. Silberdick was elected Chairman of the Board of Corcap on June 3, 1993 and President, Treasurer and Chief Executive Officer on June 26, 1992.

     Business   Name and Age  Office   Experience

   Norman Silberdick    Chairman, President, Treasurer
   53 years oldand Chief Executive Officer (1)      *
   __________________

   * See previous table.

   (1)    Elected to such positions on June 3, 1993 and June 26, 1992


OWNERSHIP OF CORCAP COMMON STOCK

The following table lists, to the Company's knowledge, the ownership of Common Stock of the Company, if any, on March 31, 1995, and the nature of such ownership, for each of the Company's current Directors and each nominee for Director, for all officers and Directors of Corcap as a group and for each person who owns in excess of 5 percent of Corcap's common stock. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed.

                                        Amount and Nature
                                             of Beneficial  Percent
     Name                  Title of Class    Ownership      of Class


     Millard H. Pryor, Jr.  Common Stock     22,200 (1)
                                             51,030 (IRA)
                                             83,230          2.9%

                                             10,546 (2)
                                        Amount and Nature
                                         of Beneficial      Percent
     Name                Title of Class Ownership           of Class


     David W. Clark, Jr.  Common Stock  4,533
                                        8,752 (IRA)

                                       13,285

                                       10,546 (2)                *

     John E. Sundman   Common Stock      5,444(IRA)
                                       51,834

                                       57,278                    2%

     Norman Silberdick Common Stock     None

     All directors and
      officers as a group
      (4 persons)      Common Stock   154,338                    5.6%

     * Less than one percent


     (1) Includes 9,700 shares held by Mr. Pryor's wife, as to which Mr. Pryor disclaims any beneficial interest.
     (2) Mr. Pryor has neither voting nor dispositive power with respect to these 10,546 shares. These shares are held under an Irrevocable Trust Agreement of which Mr. Clark is a Co-Trustee and under which Mr. Clark has voting and dispositive power respecting these shares.



     EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT

The following table sets forth the total annual compensation of the Company's Chief Executive Officer. Corcap had no employees in 1994 and no executive officer received any compensation in 1994. Mr. Silberdick did, however, receive compensation from CompuDyne for serving as an officer and employee of CompuDyne, see "Investment in CompuDyne Corporation and other Related Matters."


                        SUMMARY COMPENSATION TABLE



                                             Long-Term Compensation
                     Annual Compensation          Awards
                                              Restricted Securities  All Other
       Name and           Salary  Bonus      Stock     Underlying  Compensation
 Principal Position  Year ($)(2)  ($)(3)      Awards(#)(4)Options(#)(5)($)(6)


Norman Silberdick (1)1994    0       0           0             0           0

President, CEO &     1993    0       0           0             0           0
 Treasurer           1992    0       0           0             0           0

(1)Mr. Silberdick was elected Chairman of the Board of Corcap and CompuDyne on June 3, 1993 and President, CEO and Treasurer of Corcap and CompuDyne on June 26, 1992.
(2)Mr. Silberdick was paid $100,000, $100,006 and $34,637 by CompuDyne in 1994, 1993 and 1992, respectively. No salary was received from Corcap.
(3)Bonuses of $50,000 and $30,000 were awarded to Mr. Silberdick by the Executive Committee of the Board of Directors of CompuDyne in January 1993 and February 1994, respectively, for services rendered in 1993 and 1992, respectively. Mr. Silberdick did not receive a bonus in 1995 for services rendered in 1994. As of March 1995, 100% of the 1993 and 1992 bonuses were paid by CompuDyne.
(4)On November 12, 1992, the Board of Directors of CompuDyne authorized the issuance of 300,000 shares of CompuDyne Common Stock to members of CompuDyne management at a price of $.40 per share, the fair market value at such time. The Board subsequently authorized the issuance of an additional 200,000 shares of CompuDyne Common Stock to Mr. Silberdick at the same price and on the same terms as those authorized on November 12, 1992. Under Stock Purchase Agreements dated August 1, 1993, which were entered into pursuant to such authorizations, such executive may purchase 25% of such shares on each of August 1, 1993, 1994, 1995 and 1996 at $.40 per share, provided certain conditions are met, including continued employment by CompuDyne, by paying cash for such shares or by giving CompuDyne a five-year, non-recourse promissory note, collateralized by the stock and bearing interest at 2% per annum over the rate designated by the First National Bank of Maryland as its prime commercial rate. The Stock Purchase Agreements further provide that within 90 days of any Change of Control of CompuDyne, as defined, the executives will be entitled to purchase all of the shares of CompuDyne Common Stock not yet purchased under such Agreements by delivering a written notice to CompuDyne.
On August 1, 1993 and August 1, 1994, Mr. Silberdick purchased 50,000 shares of CompuDyne Common Stock, or an aggregate of 100,000 shares, in exchange for promissory notes pursuant to the Stock Purchase Agreement. On March 8, 1994, Mr. Silberdick paid $4,000 under such promissory note. At December 31, 1994, the value of the 100,000 shares issued to Mr. Silberdick on August 1, 1993 and August 1, 1994, was $275,000, based upon the median of the high and low bids of CompuDyne Common Stock as reported on the OTC Bulletin Board. At December
31, 1994, the value of the remaining shares that may be issued to Mr. Silberdick under the Stock Purchase Agreements, 100,000, was $275,000. With Mr. Dominic's resignation as an officer and employee of CompuDyne, the number of shares to be issued to management has been reduced by 37,500 shares, representing the amount of shares allocable to Mr. Dominic. The holders of any shares issued under the Stock Purchase Agreements are entitled to vote and to receive any dividends paid on the CompuDyne Common Stock. The CompuDyne Board of Directors, however, do not intend to declare any dividends in the foreseeable future.
(5) No stock options were granted in 1994.
(6) CompuDyne paid Mr. Silberdick $2,000 and $2,608 in 1994, and 1993, respectively, as matching contributions in CompuDyne's 401(k) retirement savings plan. CompuDyne matches dollar for dollar contributions up to 2% of each employee's annual compensation. Prior to July 1992, CompuDyne matched up to the first 4% contributed.

While Corcap has a Defined Benefit Pension Plan (frozen in June 1991), no payment or benefit has ever been made to Mr. Silberdick under such plan.


RELATED PARTY TRANSACTIONS

Investment in CompuDyne Corporation and Related Matters. As of March 31, 1995, Corcap owned 547,881 shares of CompuDyne Common Stock, or 34.2% of the outstanding shares of CompuDyne Common Stock and a warrant to purchase up to 150,000 additional shares. In addition, a majority of the members of the Corcap and CompuDyne Board of Directors, and senior management, are the same. David W. Clark, Jr., Millard H. Pryor, and Norman Silberdick are each directors of Corcap and CompuDyne. Mr. Silberdick has been President, Chief Executive Officer and Treasurer of Corcap and CompuDyne since June 26, 1992. Mr. Pryor was Chairman of Corcap and Vice-Chairman of CompuDyne and Mr. Clark was Chairman of CompuDyne until their respective resignations on June 3, 1993.
They were each succeeded as Chairman by Mr. Silberdick. As a result of the significant control that Corcap exercises over the operations of CompuDyne, Corcap has, since the third quarter of 1988, included the accounts of CompuDyne in its consolidated financial statements.

Messrs. Clark and Pryor are each entitled to receive $49,999 from Corcap for compensation earned in 1991 and $100,000 from Corcap for compensation earned in 1990 and deferred by them for payment in subsequent years. No deferred payments have yet been paid to them. Mr. Pryor was Chairman and Chief Executive Officer of Corcap and Mr. Clark was President, Chief Operating Officer and Treasurer of Corcap at such time.

Corcap currently has no full-time employees. However, there are two employees of CompuDyne who are engaged in handling the various administrative responsibilities for Corcap but are compensated by CompuDyne.CompuDyne charged management advisory service fees to Corcap for the years ended December 31, 1994 and December 31, 1993, in the amounts of $36 thousand and $60 thousand respectively. Corcap has sublet to CompuDyne all of the Corcap office space. Corcap office overhead costs are allocated to CompuDyne. As of December 31, 1994, Corcap owed CompuDyne $5 thousand for management fees. Prior to July 1991, CompuDyne owed Corcap a total of $3.7 million, consisting of loans of $1.3 million bearing interest at 10% and $2.4 million of other indebtedness. In July 1991, $2.4 million of intercompany indebtedness, which related to $1.9 million of unpaid management fees and accrued interest at 12.5% on the management fees and other loans owed by CompuDyne to Corcap, was cancelled. At the same time, CompuDyne repaid the $1.3 million loan.

CompuDyne financed the loan repayment to Corcap by causing its subsidiary, Quanta Systems Corporation ("Quanta"), to borrow $1.3 million on a five-year term basis accompanied by an 18-month, $300 thousand working capital line of credit under a Loan and Security Agreement (the "Clipper Loan Agreement"), from JM Clipper Polymers Corporation ("Clipper"). In December 1993, CompuDyne negotiated an extension of the working capital line of credit to June 30, 1994.

The original $300 thousand line of credit initially expired on December
31, 1992, was extended to June 30, 1993 and then extended again to December 31, 1993 in the amount of $150 thousand. As of December 31, 1993, Quanta had not used the line of credit.

During 1993, Quanta paid four quarterly installments of $25 thousand each due March 31, June 30, September 30 and December 31, 1993 under the terms of the Clipper Loan Agreement. Under such Agreement, Quanta was obligated to pay four quarterly installments of $37.5 thousand during 1994, $50 thousand each quarter in 1995, $75 thousand each quarter in 1996 and 1997 and a final payment of $250 thousand on January 1, 1998.

As a condition of its granting CompuDyne an extension to the Clipper Loan Agreement, Clipper required that (a) CompuDyne grant Clipper a warrant (the "Clipper Warrant") for 100,000 shares of CompuDyne Common Stock; (b) the CompuDyne Preferred Stock owned by Corcap be converted into CompuDyne Common Stock; (c) the right to all dividends on the Preferred Stock be waived; and (d) that options for 500,000 shares of CompuDyne Common Stock be granted to key members of CompuDyne management. The Board of Directors of CompuDyne granted Clipper a warrant for 100,000 shares of CompuDyne Common Stock with an exercise price of $.40 per share, a price above the fair market value of CompuDyne Common Stock at November 12, 1992. Such warrant was immediately exercisable and had an expiration date of November 18, 1996.

Corcap required, as a condition of its conversion of the Preferred Stock to CompuDyne Common Stock and the relinquishment and waiver of accrued dividends on the Preferred Stock, that CompuDyne issue a warrant (the "Corcap Warrant") for 150,000 shares of CompuDyne Common Stock to Corcap. Such warrant was immediately exercisable and has an expiration date of November 18, 1996.

In May 1994, CompuDyne negotiated a modification to the Clipper Loan Agreement whereby CompuDyne agreed to pay $1 million in full satisfaction of its debt of $1.163 million. On May 17, 1994, CompuDyne made a payment of $700 thousand, established six quarterly payments of $50 thousand for the balance due and terminated its working capital line of credit of $150 thousand with Clipper. Clipper further agreed to surrender its warrant to purchase 100,000 shares of CompuDyne Common Stock upon final payment of the outstanding debt.

On July 27, 1994, Clipper, Corcap Eastern, Inc. ("CE"), a wholly owned subsidiary of Corcap, Inc., and Quanta, entered into an agreement. Under the agreement, CE as lessor under a lease to Clipper for property located in Dayville, Connecticut, terminated the lease in consideration for which Clipper cancelled a promissory note from CE to Clipper in the amount of $1.774 million and released a mortgage securing such note. As further consideration for the termination of the lease, Clipper forgave a further $250 thousand of debt owing from Quanta to Clipper under the Clipper Loan Agreement. Quanta's indebtedness to Clipper under the Clipper Loan Agreement had thereby been reduced to $50 thousand, payable in five quarterly installments of $10 thousand commencing on September 30, 1994 and ending on September 30, 1995. In July 1991, the Dayville real estate and building were leased to Clipper under a "triple net" lease at an annual rental of $250 thousand, with an option to renew for one additional ten-year term and an additional option to purchase the facility for an amount equal to the principal amount of the mortgage plus $100 thousand.

As part of the foregoing transaction and as consideration for Corcap causing CE to terminate the lease, Compudyne entered into an agreement with Corcap to provide to Corcap management services and use of office facilities and to absorb the cost of certain legal services for a period of four years without charge to Corcap. CompuDyne has been charging Corcap $4 thousand per month for such management services and facilities and approximately $2.5 thousand per month for reimbursement of the cost of outside legal services.

On October 4, 1994, Clipper, CompuDyne and Corcap entered into a letter agreement that provided for $20 thousand of obligations by Clipper for environmental costs associated with the Dayville property be offset against the indebtedness due Clipper from Quanta. CompuDyne, in turn, reduced the amount of monies due it from Corcap for $20 thousand and Corcap then established a liability for the environmental costs.

After the lease on the real estate at Dayville was cancelled with Clipper and the then tenant gave notice that it would be reducing the amount of space that it sublet from Clipper, the Company listed the Dayville property with a commercial broker for sale and or lease. On October 5 1994, the Company entered into a letter of intent with Fabrilock Inc., a newly formed corporation for the purpose of manufacturing specialty non-woven textiles, whereby Fabrilock would purchase the Dayville property in exchange for 20% of their outstanding shares and the assumption by Fabrilock of the cost of the environmental remediation of the property estimated to be between $58 thousand and $248 thousand. Corcap recorded an environmental reserve for $248 thousand in the third quarter of 1994. According to the letter of intent, five years after the sale of the Dayville property, Fabrilock would have the right to repurchase 50% of Corcap's holding of Fabrilock shares for $675 thousand and, if Fabrilock repurchased the shares, Corcap would then have the right to require Fabrilock to purchase the remaining 50% of the Fabrilock shares for $675 thousand. The purchase price for the shares would be reduced by the amount of environmental remediation costs incurred by Fabrilock in excess of $100,000. The sale of the Dayville property is pending and is contingent upon Fabrilock obtaining financing necessary for its operation. Corcap believes the transaction will occur in July 1995, but no assurance can be given that the Dayville property will be sold to Fabrilock or to any other purchasers. Prior to entering into the letter of intent with Fabrilock, Corcap attempted to lease and or sell the Dayville property but was unable to obtain a price that it considered to be more attractive than the Fabrilock transaction. In the event that the Dayville property is not sold to Fabrilock, the Company will continue to attempt to lease or sell the property.

In November 1994, CompuDyne paid the Clipper Loan in full from a new borrowing facility with the Asian American Bank and Trust Company. As a result, as of December 31, 1994, CompuDyne had no debt and the warrant issued to Clipper expired.

On November 12, 1992, the CompuDyne Board authorized the issuance of 300,000 shares of CompuDyne Common Stock to key employees of CompuDyne and Quanta at a price of $.40 per share, the fair market value at such time. The Board subsequently authorized the issuance of an additional 200,000 shares of CompuDyne Common Stock to Mr. Silberdick at the same price and on the same terms as those authorized on November 12, 1992. Under the Stock Purchase Agreements dated August 1, 1993, which were entered into pursuant to such authorizations, the employees may purchase an aggregate of 125,000 shares of CompuDyne Common Stock on each of August 1, 1993, 1994, 1995 and 1996 at $.40 per share, provided certain conditions are met, including continued employment by CompuDyne, by paying cash for such shares or by giving CompuDyne a five-year, non-recourse promissory note, collateralized by the stock and bearing interest at 2% per annum over the rate designated by the First National Bank of Maryland as its prime commercial rate. The Stock Purchase
Agreements further provide that within 90 days of any Change of Control of CompuDyne, as defined, the executives will be entitled to purchase all of the shares of CompuDyne Common Stock not yet purchased under such Agreements by delivering a written notice to CompuDyne. On August 1, 1994, an aggregate of 250,000 shares of CompuDyne Common Stock had been issued to five members of senior management, (the "Management Shares") pursuant to the Stock Purchase Agreements. Pursuant to such Agreements, the Management Shares were issued in exchange for promissory notes. The remaining 212,5000 Management Shares will be offered to such employees over the next two years in equal amounts at $.40 per share so long as such persons are employed by CompuDyne. With Mr. Dominic's resignation, the number of shares to be issued to management has been reduced by 37,500 shares, representing the amount of shares allocable to Mr. Dominic.

During the year ended December 31, 1994, Corcap sold 40,500 shares of its holdings of CompuDyne Common Stock pursuant to Rule 144 under the Securities Act of 1993, as amended (the "1933 Act").

As a result of the sale by Corcap of the 40,500 shares pursuant to Rule 144 under the 1933 Act and the issuance of 125,000 shares of CompuDyne Common Stock to management on August 1, 1994,, Corcap's ownership of CompuDyne Common Stock decreased from 40.7% of the issued and outstanding shares of CompuDyne
Common Stock as of December 31, 1993 to 35% as of December 31, 1994. After assuming the exercise of the Corcap Warrant for 150,000 shares (which are presently exercisable), Corcap's ownership would be increased to 40.6%. Pursuant to Stock Purchase Agreements, dated August 1, 1993, and August 1, 1994 between CompuDyne and five members of management, such persons may purchase up to an additional 125,000 shares of CompuDyne Common Stock on each of August 1, 1995 and 1996, assuming certain conditions are met. On
August 1, 1994, the stock ownership of all members of CompuDyne management (now four persons) was 13.3% of the issued and outstanding shares of CompuDyne Common Stock and, after assuming the exercise of the Corcap Warrant, management's ownership would amount to 12.1%. If such persons purchase all of such shares, Corcap's ownership, on a fully diluted basis, would be decreased to 36.2% and management's ownership, on a fully diluted basis, would be increased to 21.6%. If the promissory notes given pursuant to such Stock Purchase Agreements are not paid in full when due, CompuDyne, as the holder of such securities as collateral for such notes, will transfer such shares to itself and such members of management will no longer own such shares.

In January 1995, Corcap sold an additional 13,500 shares of CompuDyne Common Stock pursuant to Rule 144 under the 1933 Act, thereby decreasing its ownership from 40.7% to 34.2%.

Prior to June 30, 1991, Corcap contributed to two defined benefit pension plans (the "Plans") for certain Corcap employees. Plan benefits were frozen under both defined benefit Plans effective July 1, 1991. During 1992,
Corcap was unable to make the last required quarterly payments to the Plans nor any quarterly payments during 1993 and 1994. The required payment was not made within 8 1/2 months after the close of the Plan year, or September 15, 1993, which caused the Plans to have an unwaived funding deficiency with respect to the unpaid quarterly amounts, subjecting Corcap to excise tax liability under the Internal Revenue Code of 1986, as amended, of at least 10% of the funding deficiency. On March 21, 1995 Corcap filed an application with the Internal Revenue Service requesting a waiver of the minimum funding standard. In such event, the Pension Benefit Guaranty Corporation could determine that the Plans should be terminated, accelerating Corcap's obligations to fully fund the Plans, which is currently estimated to be an aggregate of approximately $1.2 million.


   COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Sections 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with.

   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal No. 2)

The Board of Directors has appointed Coopers & Lybrand to continue as independent auditors for the Company for the year ending December 31, 1995, subject to ratification of such appointment by the shareholders. Coopers
& Lybrand has acted as the independent auditors of the Company since June 1988.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Coopers & Lybrand, independent certified public accountants, to audit the books and accounts of the Company for the year ending December 31, 1995.

Representatives of Coopers & Lybrand will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of a majority of the voting power by stockholders who are present or represented by proxy at a meeting at which a quorum is present is required to approve Proposal No. 2. Abstentions, and shares not voted on a particular matter on proxies returned to the Company, have the effect of a vote against approval of Proposal No. 2.

       The Board of Directors recommends a vote FOR Proposal No. 2.


                               OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


             DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposals by stockholders which are to be presented at the Annual Meeting to be held in May 1996 must be received by the Company by January 8, 1996 in order to be included in the Proxy Statement and on the proxy card relating to the 1996 Annual Meeting of Stockholders.